UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2021

BERKSHIRE HILLS BANCORP INC
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

60 State Street, Boston, Massachusetts	02109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 773-5601, ext. 133773

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BHLB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 25, 2021, Berkshire Hills Bancorp, Inc. (the “Company”) announced the hiring of Nitin J. Mhatre, age 50,  as President and Chief Executive Officer of the Company and Chief Executive Officer of Berkshire Bank (the “Bank”) effective January 29, 2021.  Mr. Mhatre will also serve as a member of the Board of Directors of the Company and Bank (together, the “Board”).  Prior to his employment with the Company and the Bank, Mr. Mhatre served as Executive Vice President of Webster Bank from October 2008, most recently as Executive Vice President - Community Banking, to October 2020.  Mr. Mhatre is not a party to any transaction with the Company or the Bank that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.  The full text of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Sean Gray, who has served as Acting Chief Executive Officer of the Company since August 10, 2020, has been and will continue to serve as Senior Executive Vice President of the Company and President and Chief Operating Officer of the Bank.

On January 21, 2021, the Company, the Bank and Mr. Mhatre entered into an employment agreement, effective as of January 29, 2021, in connection with his hiring as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank (the “Employment Agreement”).  The term of the Employment Agreement is three years and the term may be extended by mutual consent.  The Employment Agreement provides that Mr. Mhatre will receive an annual base salary of $725,000, and the base salary may be increased as the Board deems appropriate.   In addition to base salary, the Employment Agreement provides for, among other things, participation in bonus programs and other benefit plans and arrangements applicable to executive employees.

The Bank may terminate Mr. Mhatre’s employment for “cause” (as defined in the Employment Agreement) at any time, in which event he would have no right to receive compensation or other benefits for any period after his termination of employment.  Certain events resulting in Mr. Mhatre’s termination of employment entitle him to severance benefits.  In the event of Mr. Mhatre’s involuntary termination of employment without “cause” or in the event of a voluntary termination for “good reason” (as defined in the Employment Agreement), Mr. Mhatre would become entitled to a severance payment in the form of a cash lump sum equal to the base salary and the greater of (i) the average cash incentive earned in the prior three years, or (ii) the cash incentive which Mr. Mhatre would have earned during the remaining unexpired term of the agreement.  In addition, he and his dependents would become entitled, at no expense to him, to the continuation of non-taxable medical and dental coverage for the remaining unexpired term of the Employment Agreement, or if the coverage is not permitted by applicable law or if providing the benefits would subject the Bank to penalties, he will receive a cash lump sum payment equal to the value of the benefits.

In the event of a “change in control” (as defined in the Employment Agreement) of the Company or Bank followed within twenty-four months by the executive’s involuntary termination of employment for a reason other than for cause or upon his voluntary termination for good reason, Mr. Mhatre would become entitled to a severance payment in the form of a cash lump sum equal to three times his base salary and three times the greater of the (i) average cash incentive earned in the prior three calendar years, or (ii) the cash incentive that would be paid at target for the fiscal year in which such termination occurs and full vesting of any equity awards.  In addition, he would become entitled, at no expense to him, to the continuation of life insurance and non-taxable medical and dental coverage for thirty-six (36) months following his termination of employment, or if the coverage is not permitted by applicable law or if providing the benefits would subject the Bank to penalties, he will receive a cash lump sum payment equal to the value of the benefits.

Upon termination of the executive’s employment (other than following a change in control), he will be subject to certain restrictions on his ability to compete or to solicit business or employees of the Bank and the Company for a period of one year following his termination of employment.  The Employment Agreement also includes provisions protecting the Company’s and Bank’s confidential business information.

The foregoing description of the Employment Agreement does not purport to be complete and it is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit No. Description

10.1	Employment Agreement between Berkshire Hills Bancorp, Inc., Berkshire Bank and Nitin J. Mhatre dated January 21, 2021
 99.1                             Press Release dated January 25, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: January 26, 2021	By:	/s/ Sean A. Gray
Sean A. Gray, Acting President and CEO